Exhibit 99.2

Press release dated May 6, 2005

☐NEWS☐

FOR IMMEDIATE RELEASE: May 6, 2005

CONTACT:
Brad Long / Investor Relations	Bevo Beaven, Vice President
Galaxy Energy	Carl Thompson, Principal
(360) 945-0395	CTA Public Relations, Inc.
(800) 574-4294	(303) 665-4200

GALAXY ENERGY CORPORATION RELEASES A YEAR-END MARKET VALUE APPRAISAL REPORT COVERING A PORTION OF ITS PROPERTIES

DENVER, CO – May 6, 2005 – Galaxy Energy Corporation (OTCBB: GAXI) released today the results of a November 30, 2004 fiscal year-end Market Value Appraisal of a portion of the oil and gas leasehold interests of Galaxy and its subsidiaries that was prepared by Gustavson Associates LLC, an independent global natural resource evaluation consulting firm located in Boulder, Colorado.

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The appraisal covers existing wells and potential future development wells on portions of Galaxy’s leasehold directly offsetting current developing areas. Galaxy is releasing these results to provide additional insight into the future potential of Galaxy’s interests in certain coalbed methane properties in the northeastern Powder River Basin, in both Wyoming and Montana, and interests in certain oil and gas leases held by Galaxy in East Texas.

This appraisal was accomplished in accordance with the definition of Market Value contained in Uniform Appraisal Standards for Federal Land Acquisitions, and is presented in summary format, as defined by the Uniform Standards of Professional Appraisal Practice. The net result, based on a reconciliation of different appraisal methods, but mostly based on the Income (Discounted Cash Flow) Approach, yielded a total Market Value of $142 million. Interested parties may review the 8K document on file at the SEC dated May 6, 2005, for complete details. The document may be accessed over the Internet by visiting the Galaxy Energy Web site, Investor Relations section, at www.galaxyenergy.com.

Readers are cautioned that the Market Value estimates assigned to Galaxy’s properties by Gustavson Associates are not indicative of the value of any proved oil and gas reserves on Galaxy’s properties, and that the estimates of Market Value contained in the appraisal do not meet the definition of “proved oil and gas reserves” set forth in Rule 4-10(a)(2) of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

Galaxy advises readers that the SEC’s disclosure guidelines strictly prohibit information of this type in documents filed with the SEC. In accordance with SEC guidelines, only proved oil and gas reserves can be included in documents filed with the SEC. Galaxy expects to be in a position later this year to begin providing estimates of proved oil and gas reserves as its production of natural gas increases during the year as dewatering of its coalbed methane wells in the Powder River Basin in Wyoming and Montana continues and as additional wells are put on-stream, thus allowing the engineering estimates that are a necessary component of the determination of proved oil and gas reserves to be made. However, as of this date, Galaxy has not determined whether any of its properties contain proved oil and gas reserves.

As of April 27, 2005, Galaxy had interests in 157 completed wells on its Powder River basin properties, with an additional 67 wells in various stages of completion. Thirty-seven of its completed wells are producing gas at various levels of production as the wells continue to dewater. Increased gas sales from these wells and others that the company continues to complete and dewater during the year should occur in the second quarter of 2005, with increasing amounts of gas coming on line throughout the year.

Galaxy Energy Corporation is an oil and gas exploration and production company focusing on acquiring and developing coalbed methane properties in the Powder River Basin of Wyoming and Montana and other unconventional and conventional natural gas properties in Wyoming, Montana, Colorado and other areas that offer attractive exploitation opportunities for natural gas.

This press release consists of forward-looking statements regarding the intent, belief or current expectations of the Company and its management. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, and actual results could differ materially from those indicated by such forward looking statements. The Company assumes no obligation to update the information contained in this press release, whether as a result of new information, future events or otherwise. Please refer to the company's filings with the United States Securities and Exchange Commission for discussions of risks and uncertainties found in Forms 10-K (annual report), 10-Q (quarterly report) and other filings.

Additional information may be found at the Galaxy Energy Corporation Web site, www.galaxyenergy.com, or by calling Brad Long, Investor Relations/Galaxy Energy at (800) 574-4294, Bevo Beaven or Bill Conboy at CTA Public Relations at (303) 665-4200, or Renmark Financial Communications at (514) 939-3989.

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